Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statement (Form S-8 No. 333-287199) pertaining to the Maravai LifeSciences Holdings, Inc. 2020 Omnibus Incentive Plan, and

(2)Registration Statement (Form S-8 No. 333-250895) pertaining to the Maravai LifeSciences Holdings, Inc. 2020 Omnibus Incentive Plan and the Maravai LifeSciences Holdings, Inc. 2020 Employee Stock Purchase Plan;

of our report dated March 18, 2025, with respect to the consolidated financial statements of Maravai LifeSciences Holdings, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2025.

/s/ Ernst & Young LLP

San Mateo, California

February 26, 2026